SCHEDULE 14A
                             (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  XX
Filed by a Party other than the Registrant

Check the appropriate box:
 Preliminary Proxy Statement                Confidential, for Use of the Com-
                                            mission Only  (as permitted by
                                                         Rule 141-6(e) (2))
XX   Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
______________________________________________________________________________
            (Name of Registrant as Specified in Its Charter)
                               TRION, INC.
________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    XX $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
            or Item 22(a)(2) of Schedule 14A
       $500 per each party to the controversy pursuant to Exchange Act
            Rule 14a-6(i)(3)
        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
_______________________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________
      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

    (1) Amount previously paid:
________________________________________________________________________________
    (2) Form, Schedule or Registration Statement No.:
________________________________________________________________________________
    (3) Filing Party:
________________________________________________________________________________
    (4) Date Filed:
________________________________________________________________________________

                                Trion, Inc.



TRION,INC.
    Notice of Annual Meeting
    of Shareholders
    and Proxy Statement

    Tuesday, April 16, 1996
    10:00 A.M. (Local Time)
    Dennis A. Wicker Civic Center
    1801 Nash Street
    Sanford, North Carolina_______________________

    Table of Contents                            Page
    Notice of Annual Meeting of Shareholders        2
    Proxy Statement                                 3
    Shares Entitled to Vote                         3
    Election of Directors                           4
    Security Ownership                              7
    Executive Compensation                          8
    Corporate Performance                          14
    Service Agreement                              15
    Independent Auditors                           15
    Shareholder Proposals for 1997 Annual Meeting  15
    Other Matters                                  15
    __________________________________________________

TRION, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 1996

   The Annual Meeting of Shareholders of Trion, Inc. will be held at the Dennis
A. Wicker Civic Center, 1801 Nash Street, Sanford, North Carolina, on Tuesday, April 16, 1996, at 10:00 A.M. (local time), for the following purposes:

    (1) To elect two directors to serve for a term of three years.

    (2) To transact any and all other business which may properly come before the meeting or any adjournment or adjournments thereof.

    A Proxy Statement containing information for shareholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 1995 is enclosed herewith.

    Shareholders who do not expect to attend the meeting and desire to have their stock voted at the meeting are requested to sign the enclosed Proxy and return the same in the enclosed envelope, which requires no postage if mailed in the United States.

                                           By Order of the Board of Directors,

March 13, 1996                                             C. J. Monsma
Sanford, North Carolina                                      Secretary

                                 TRION, INC.
                                P.O. Box 760
                      Sanford, North Carolina 27331-0760

                              PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Trion, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 16, 1996, beginning at 10:00 A.M. (local time) (the "Annual Meeting"), at the Dennis A. Wicker Civic Center, 1801 Nash Street, Sanford, North
Carolina, and at any and all adjournments thereof.

    The only business which the Company intends to present, or knows that others will present, at the Annual Meeting is the business specified in the accompanying Notice of the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, such matters will be considered and acted upon and the persons named in the Proxies being solicited will vote such Proxies in accordance with their best judgment on such matters.

    This Proxy Statement and the accompanying Notice and form of Proxy will be mailed to shareholders on or about March 13, 1996.

                               SHARES ENTITLED TO VOTE

    Shareholders of record at the close of business on March 1, 1996, will be entitled to vote at the Annual Meeting. As of March 1, 1996 there were outstanding 6,467,483 shares of the Company's common stock, par value $0.50 per share (the "Common Stock"). Shareholders are entitled to one vote per share of Common Stock and, in the election of directors, have cumulative voting rights; that is, each shareholder (or his proxies) is entitled to as many votes as his shares represent times the number of directors to be elected and may cast all such votes for a single nominee or distribute them among the nominees as he (or his proxies) sees fit. The persons named in the Proxies will allocate the cumulated votes represented by the Proxies in the manner they deem proper in their best judgment. A shareholder voting by signing and returning the Proxy may not specify a manner of allocation on the Proxy, but must be present at the Annual Meeting and vote by ballot or specify a manner of allocation in a proxy given to another person in order to have his votes allocated in a particular manner.

    The Company has a confidential voting By-law which provides that, at the shareholder's election, an individual shareholder's votes on a proxy card will not be disclosed to the Company other than in specified situations.
The Company's proxy cards will be collected and tabulated by the judge of election for the Annual Meeting, First Union National Bank. The tabulator will forward comments written on the proxy cards to the Company for management's information, but information about individual shareholders' votes who have checked the box on the proxy card to elect confidential voting will not be communicated to the Company's management except in specified situations.

    In the election of directors, the two candidates who receive the highest number of votes actually cast will be elected. If your Proxy is specifically marked as withholding authority to vote for one or more of the director nominees listed on the Proxy, your shares will not be voted for the election of the nominee(s) as to whom you have withheld authority to vote, and will be voted for the election of the other listed nominee, if applicable. Such votes withheld will not have the effect of a "negative" vote with respect to the election of directors. Any other proposal coming before the Annual Meeting generally will be approved and authorized if it receives the affirmative vote of a majority of the votes actually cast by shareholders entitled to vote on the proposal. Therefore, abstentions, if any, from voting with respect to any such matter will not have the effect of a "negative" vote with respect to such matter. In accordance with Pennsylvania law, votes withheld from director nominees or abstentions with respect to any other matter will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

    Brokers, banks and other nominee holders of Common Stock will be requested to obtain voting instructions of beneficial owners of such Common Stock registered in the nominee holders' names. All shares represented by a duly completed Proxy submitted by a nominee holder on behalf of beneficial owners will be counted for purposes of determining whether a quorum exists at the Annual Meeting, whether or not such shares are actually voted by the nominee holder with respect to all matters presented at the Annual Meeting. Such shares will be voted to the extent instructed by the nominee holder, and if such nominee holder fails to vote a beneficial owner's shares for a particular matter, such shares will not have the effect of a "negative" vote with respect to such matter.

                                     ELECTION OF DIRECTORS

    The By-laws of the Company provide that directors are to be elected in three classes. At the annual meeting in each year, the shareholders elect for a term of three years a successor or successors to the directors whose term or terms expire in such year. At the Annual Meeting, the shareholders will elect a class of two directors for a term expiring in 1999. It is intended that the Proxies will be voted for the election of the nominees listed below. James E. Heins and Steven L. Schneider are currently serving as directors in the class to be elected at the Annual Meeting. Edwin V. Clarke, Jr. is also serving in such class and will retire from the Board of Directors at the expiration of his current term. Since the Board of Directors has not identified a successor to Mr. Clarke, the Board will be reduced from eight to seven members at this time. If a n ominee is unable to serve for any reason not presently known, a substitute will be nominated by the Board of Directors and the Proxies will be voted for such substitute.

    The following table lists information concerning the nominees for election as directors and the continuing directors of the Company, including the number of shares of Common Stock beneficially owned, directly or indirectly, by each as of March 1, 1996. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares, and hold less than 1% of the class.

                                                Shares of Common      Percent
Name and                         Director       Stock Beneficially      of
Principal                  Age    Since            Owned (2)        Class (2)(3)
Occupation (1)

(a)  Nominees for director for terms to expire in 1999:

James E. Heins (***)        65    1981              11,482               --
Independent Consultant-
communications
Pinehurst, NC (4)

Steven L. Schneider (**)    52    1993              77,504(6)           1.16%
President and Chief
Executive Officer,
Trion, Inc.,
Sanford, NC (5)

(b)  Continuing directors whose terms expire in 1997:

Grant R. Meyers (*)         53    1976              289,762             4.33%
President, Vidal-Meyrs,
manufacturers' repre-
sentative organization,
Davie, FL (7)

Samuel J. Wornom III        53    1982              82,125(9)           1.23%
(*) (**)
President, Nouveau
Investments, Inc.,
Sanford, NC (8)

                                                Shares of Common
Name and                           Director    Stock Beneficially   Percent of
Principal                   Age    Since           Owned (2)       Class (2)(3)
Occupation (1)
(c)  Continuing directors whose terms expire in 1998:

Hugh E. Carr (*)(**)           63    1968          548,332(11)         8.20%
Former Chairman and
Chief Executive Officer,
Trion, Inc.,
Sanford, NC (10)

Joseph W. Deering (***)        55    1995            1,000               --
President, PMI
Food Equipment Group
(a Division of Premark
International, Inc.),
manufacturer of commercial
food products,
Troy, OH (12)

Seddon Goode, Jr.              64    1979           74,599              1.12%
President, University
Research Park, a 501(c)(6)
corporation - real estate
developers, Charlotte, NC

(*) Member of audit committee
(**) Member of nominating committee
(***) Member of compensation committee

(1) There are no family relationships between any executive officers, directors or persons nominated to become a director, except that Messrs. Meyers and Carr are brothers-in-law. Except as otherwise indicated, each director and nominee has held the principal occupation listed for five years or more.

(2) These figures include shares owned by the immediate families (i.e., wives, minor children and relatives sharing the same home) of the respective persons. Shares of Common Stock also include any shares which each person has the right to acquire upon exercise of options which are exercisable within sixty days of March 1, 1996.


(3) With respect to holdings of Common Stock, these percentages assume the exercise of options exercisable within sixty days of March 1, 1996 owned by the respective persons, but no other exercise, for each calculation.

(4) Mr. Heins was employed by ALLTEL Corporation, a communications company, from 1986 until his retirement in 1991. His most recent position was Vice
President Government Relations. Mr. Heins is also a director of BB&T Financial Corporation and Central Carolina Communications, Inc.

(5) Prior to joining the Company in May 1993, Mr. Schneider served as Group President of Tomkins Industries, Inc., a diversified manufacturing company and a subsidiary of Tomkins PLC, for more than five years.

(6) Includes 16,585 shares which Mr. Schneider has the right to acquire within sixty days of March 1, 1996 upon the exercise of stock options. Also includes 15,619 shares of Common Stock owned by the Trion Charitable Foundation with respect to which Mr. Schneider shares the voting and investment power as one of four co-trustees, but as to which he has no economic interest.

(7) Mr. Meyers is also President of Scuba Marine Products, a manufacturer and distributor of scuba diving and marine supplies and Vice President of Island Trader Inc., a retail store in Key Largo, FL.

(8) Mr. Wornom was the President and sole shareholder of First Southern Financial Corp. ("First Southern"), a factoring business which he purchased in 1988. Mr. Wornom was not active in the day-to-day operations of First Southern. In 1991, the Executive Vice President and General Manager of First Southern pleaded guilty to falsifying reports furnished to a federal bank and as a result of his activities, First Southern initiated liquidation proceedings under Chapter 7 of the United States Bankruptcy Code in March 1992.

(9) Includes 35,000 shares which Mr. Wornom has the right to acquire upon the exercise of stock options.

(10) Mr. Carr is a director of the Sanford branch of Wachovia Bank of North Carolina. Wachovia is the Company's principal banking affiliation. The amount of shares of Common Stock beneficially owned by Mr. Carr includes 324,069 shares of Common Stock owned of record and beneficially by his spouse, as to which she has sole voting and investment power and as to which he disclaims beneficial ownership.

(11) Includes 35,000 shares which Mr. Carr has the right to acquire within sixty days of March 1, 1996 upon the exercise of stock options. See "Service Agreement."

(12) Prior to assuming his current position in June 1992, Mr. Deering was President of Leucadia Manufacturing, a division of Leucadia National, Inc., a diversified insurance, banking and manufacturing company, beginning in 1991. From 1989 to 1991 he was President and Chief Executive Officer of Tomkins Industries, Inc., a diversified manufacturing company and a subsidiary of Tomkins PLC.


    The Company has standing audit, compensation and nominating committees. During 1995 the Board of Directors met five times; the audit committee met twice; the compensation committee met three times; and the nominating committee met twice. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served. The functions of the audit committee consist primarily of selecting the Company's independent auditors and reviewing their independence; approving the scope of annual or special audit activities and reviewing audit results; monitoring financial reporting and accounting practices; and reviewing the adequacy of the Company's system of internal accounting controls. The functions of the compensation committee are to make recommendations to the Board on all matters of policy and procedures relating to compensation of executive management; to conduct an annual review of the performance of the Company's executives and make recommendations to the Board regarding the level and form of compensation to be awarded each executive, including the granting of stock options; and to make reports and recommend actions to the Board concerning compensation plans, including an annual Management Incentive Plan. The functions of the nominating committee consist of making recommendations to the Board concerning its size, the composition of its classes and candidates for election as directors, including consideration of individuals recommended by shareholders for election as a director. Any such recommendations, together with the individual's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company for presentation to the nominating committee.

    Under current arrangements, the non-employee directors are paid an annual retainer of $6,000 which is paid in shares of Common Stock plus a fee of $600 for participation in each meeting of the Board of Directors and each committee meeting if held at a time and place different than a Board meeting. Each director has $50,000 in life insurance coverage and $200,000 in travel and accident coverage through the Company's group plans. Mr. Carr receives compensation in his capacity as a consultant as described under "Service Agreement," and does not receive the annual retainer or the meeting fees.

                            SECURITY OWNERSHIP

    Information concerning beneficial ownership of Common Stock by individual directors and nominees, including S. L. Schneider, who is also named in the Summary Compensation Table below, is set forth under "Election of Directors." The following table sets forth the number of shares of Common Stock beneficially owned by the other executive officers named in the Summary Compensation Table and by the directors, nominees and executive officers of the Company as a group (eleven persons) on March 1, 1996:

Name               Shares Beneficially Owned (1)       Percent of Class (1)

B. H. Boender               17,659                              --

C. J. Monsma                 6,757                              --

C. A. Haynes                 3,189                              --

J. G. Waters                23,043                              --

Directors and
 executive officers      1,135,452                             16.97%
 as a group

(1) Includes shares which were deemed outstanding because the individuals had the right to acquire them upon exercise of options which are exercisable within sixty days of March 1, 1996 as follows: Mr. Boender, 7,659; Mr. Monsma, 5,757; Mr. Haynes, 2,374; Mr. Waters, 17,918; and the group, 120,303.


    The only person known to the Company to be the beneficial owner of more than 5% of the Common Stock on March 1, 1996 is Hugh E. Carr, whose address is
318 Court Square, Suite A, Sanford, North Carolina 27330-5658. Information as to Mr. Carr's beneficial ownership is set forth above under "Election of Directors."

    Section 16 of the Exchange Act requires the Company's directors and executive officers to file reports with the Securities and Exchange
Commission indicating their holdings of and transactions in the Company's equity securities and to provide copies of such reports to the Company.
To the Company's knowledge, except for James E. Heins, who inadvertently filed one Form 4 one day late for one purchase transaction, insiders of the Company complied with all filing requirements.

                           EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation during 1995 of the President and Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus exceeded $100,000 in 1995:

                         SUMMARY COMPENSATION TABLE

                                                                             Long Term Compensation
                                                                    --------------------------------------
                                     Annual Compensation                     Awards               Payouts
                              ----------------------------------    -------------------------   ----------
   (a)                (b)      (c)        (d)         (e)            (f)             (g)            (h)          (I)
                                                     Other                        Securities
                                                     Annual       Restricted      Underlying        LTIP       All Other
Name and                      Salary     Bonus    Compensation   Stock Awards(s)    Options        Payouts   Compensation
Principal Position    Year       $         $           $              $               (#)            ($)       ($)(4)
S. L. Schneider       1995   190,000     45,410       N/A           N/A              9,248          N/A         1,879
President and Chief   1994   182,500     48,711       N/A           N/A             10,205          N/A         1,190
Executive Officer (1) 1993   109,153    105,121 (2)   N/A           N/A            175,000 (3)      N/A          N/A (5)

B. H. Boender         1995    98,800     26,592       N/A           N/A              4,925          N/A         1,508
Vice President/Sales  1994    95,944     27,166       N/A           N/A              4,028          N/A           647
Marketing (6)         1993    45,282     19,699       N/A           N/A              5,000 (7)      N/A           N/A (5)

C. J. Monsma          1995    99,996     18,946       N/A           N/A              2,302          N/A           312
Vice President and    1994    47,756      9,791       N/A           N/A             15,000 (9)      N/A           N/A (10)
Chief Financial
Officer (8)

C. A. Haynes          1995    90,000     17,145       N/A           N/A              2,121          N/A           281
Vice President        1994    44,019      9,001       N/A           N/A              5,000 (12)     N/A           N/A (10)
Engineering (11)

J. G. Waters          1995    85,000     15,836       N/A           N/A              3,609          N/A         2,385 (13)
Vice President        1994    74,790     12,894       N/A           N/A              5,573          N/A         1,661 (13)
Operations            1993    70,768     16,200       N/A           N/A              8,000          N/A         2,042 (13)

______________

(1) Mr. Schneider joined the Company on May 24, 1993. He is employed pursuant to a three-year employment agreement described under the caption
"Compensation Agreements."

(2) Mr. Schneider's 1993 bonus included a $55,000 sign-on bonus.

(3) Mr. Schneider was granted nonstatutory stock options to purchase 175,000 shares in connection with his employment. See "Compensation Agreements" for a description of the terms of such options.

(4) Represents the Company's contribution to the Trion Savings Plus Plan (401(k)) for the accounts of the named executive officers.

(5) Mr. Schneider and Mr. Boender were not eligible to participate in the Trion Savings Plus Plan (401(k)) in 1993.

(6) Mr. Boender joined the Company on July 19, 1993.

(7) Mr. Boender was granted incentive stock options to purchase 5,000 shares of Common Stock under the Trion, Inc. 1985 Incentive Stock Option Plan (the
"1985 Option Plan") in connection with his employment. The exercise price per share of such options is $4.50. The options become exercisable ratably over three years from the first anniversary of the date of grant.

(8) Mr. Monsma joined the Company on July 11, 1994.

(9) Mr. Monsma was granted incentive stock options to purchase 15,000 shares of Common Stock under the 1985 Option Plan in connection with his employment.
The exercise price per share of such options is $5.375. The options become exercisable ratably over three years from the first anniversary of the date of grant.

(10) Mr. Monsma and Mr. Haynes were not eligible to participate in the Trion Savings Plus Plan (401(k)) in 1994.

(11) Mr. Haynes joined the Company on July 6, 1994.

(12) Mr. Haynes was granted incentive stock options to purchase 5,000 shares of Common Stock under the 1985 Option Plan in connection with his employment.
The exercise price per share of such options is $5.00. The options become exercisable ratably over three years from the first anniversary of the date of grant.

(13) Mr. Waters, as part of an agreement made in 1992 to maintain the previous level of retirement benefits reduced by federally mandated changes to the Company's defined benefit pension plan, has been provided with a Company paid annuity which will cease being funded by the Company in the event of his termination of employment. The annual premium for this annuity is $1,138 and is included in the reported amount.


    The following table sets forth information concerning stock option grants during 1995 to the executive officers named in the Summary Compensation Table:

                                   OPTION GRANTS IN 1995
                                                                   Potential Realizable Value at
                                                                       Assumed Annual Rates of
                                                                      Stock Price Appreciation
                       Individual Grants (1)                               for Option Term
--------------------------------------------------------------     -----------------------------
     (a)              (b)         (c)          (d)        (e)            (f)              (g)
                   Number of  % of Total
                  Securities    Options
                  Underlying  Granted to    Exercise
                   Options     Employees     or Base
                   Granted     in Fiscal     Price    Expiration
    Name             (#)         Year        ($/Sh)      Date           5% ($)          10% ($)
----------------  ----------  -----------  ---------  ----------     ----------       ----------
S. L. Schneider     9,248        23.59       4.8125     1/30/00        12,296           27,171
B. H. Boender       4,925        12.56       4.8125     1/30/00         6,548           14,470
C. J. Monsma        2,302         5.87       4.8125     1/30/00         3,061            6,763
C. A. Haynes        2,121         5.41       4.8125     1/30/00         2,820            6,232
J. G. Waters        3,609         9.21       4.8125     1/30/00         4,799           10,604
----------------

(1) All stock options reflected in the table were granted under the 1985 Option Plan and are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. The options become exercisable ratably over three years from the first anniversary of the date of grant.

    The following table sets forth information concerning the unexercised options held at December 31, 1995 by the executive officers named in the Summary Compensation Table:


            AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR END OPTION VALUE
                                          Number of Securities        Value of Unexercised
                  Shares                Underlying Unexercised             In-the-Money
                 Acquired     Value       Options at Fiscal          Options at Fiscal Year-
                    on       Realized        Year-End (#)                   End ($)(1)
    Name         Exercise #     $      Exercisable   Unexercisable  Exercisable   Unexercisable
S. L. Schneider   43,300      120,200     10,101       141,052       18,425         310,296
B. H. Boender        -           -         4,675         9,278        2,500           3,405
C. J. Monsma         -           -         5,000        12,302          -             1,007
C. A. Haynes         -           -         1,667         5,454          417           1,761
J. G. Waters         -           -        14,857         7,325       24,500           1,579
___________________

(1) Represents the difference between the exercise price of the options and the closing sales price of the Common Stock as reported on the NASDAQ National Market System on December 29, 1995
of $5.25 per share.


Pension Benefits

    The Company maintains a noncontributory defined benefit retirement plan (the "Plan") for all domestic employees of the parent Company, Trion, Inc., who have completed one year of service with the Company and have reached the age of 21. The approximate annual retirement benefit at various earnings levels and years of service classifications are set forth in the table below.

                            PENSION PLAN TABLE
 Earnings credited
      for
retirement benefits                  Years of Service

                 10         15          20         25         30         35
              -------    -------     -------    -------    -------    -------
$100,000      $17,932    $26,898     $35,864    $44,830    $53,795    $62,761
$125,000      $22,932    $34,398     $45,864    $57,330    $68,795    $80,261
$150,000      $27,932    $41,898     $55,864    $69,830    $83,795    $97,761


    Under the Plan, benefits are calculated for each participant on two separate bases. With respect to any years of service prior to January 1, 1982, benefits are based on the participant's average monthly earnings during the period from January 1, 1977 to December 31, 1981. With respect to years of service beginning January 1, 1982, benefits for each participant will be determined annually based on the individual's actual earnings, and the annual amounts as calculated will be aggregated. The average of the yearly amounts computed as set forth above constitute the earnings credited for retirement benefits. Earnings covered by the Plan include salaries and bonus as referenced in the Summary Compensation Table. Plan benefits to any individual were limited to a maximum of $120,000 in 1995. The maximum annual income that can be taken into account in the calculation of pension benefits is $150,000. This maximum will be indexed for inflation beginning in 1996. The normal form of benefit payment as calculated is a straight life annuity; however, joint and survivor options are available. A participant is not entitled to any pension benefit under the Plan until five years of credited service has been reached, at which point a participant becomes fully vested. The named executive officers have the following credited service under the Plan: Mr. Schneider, two years and seven months; Mr. Boender, two years and five months; Mr. Monsma, one year and five months; Mr. Haynes, one year and five months; and Mr. Waters, 17 years.

    The Plan benefits are subject to offset by federal social security benefits so that the level of Plan benefits will vary depending upon the participant's covered compensation for social security benefit purposes as determined annually by the Social Security Administration. For purposes of the table, it is assumed that each participant's earnings are the same for all years of employment and each participant had ten years of credited service prior to January 1, 1996.

    Effective January 1, 1996, the method of calculating the benefits under the Plan will be changed, but the change is not expected to materially increase the cost of the Plan to the Company or significantly impact the benefits of participants.

Compensation Agreements

    On March 31, 1993 the Company and Steven L. Schneider entered into an employment agreement which was subsequently amended and restated on July 28, 1995 (the "Agreement") providing for his employment as President and Chief Executive Officer for a three-year term commencing on May 24, 1993 (the "Commencement Date"). After the initial term, the Agreement will be automatically extended for an additional year on each anniversary date unless either party gives written notice of termination at least 90 days prior to an anniversary date. The Agreement provides for a base salary of $190,000 per year, subject to review and adjustment by the Board of Directors or the Compensation Committee. The initial Agreement also provided for the grant of options to purchase an aggregate of 175,000 shares of the Common Stock described in more detail below. In the event of Mr. Schneider's death, disability or resignation or discharge by the Company other than a termination without cause (as described below), the Company will pay him all accrued obligations including his base salary through the date of termination, the amount of any accrued bonus and incentive, deferred or other cash compensation, and all accrued benefits under the Company's retirement, incentive and other benefit plans. In the event of a termination without cause, he is entitled to receive the product of two times the highest base salary during the term of the Agreement; a pro rata incentive bonus equal to the full target award for the then current fiscal year; all accrued benefits under the Company's retirement and other benefit plans; and, for a period of two years, the Company shall arrange to provide insurance coverage generally provided for other
Company executives or until such time as Mr. Schneider is provided with substantially equivalent benefits by another employer. For this purpose, a termination without cause includes a discharge by the Company without cause or a resignation by Mr. Schneider within one year after a substantial reduction of Mr. Schneider's compensation or duties, the giving of notice by the Company that it elects not to extend the Agreement or a failure by the Company to cause a successor to assume the Company's obligations under the Agreement. The Agreement provides that the Company will indemnify Mr. Schneider to the fullest extent permitted by law, against claims relating to his service as a director, officer or employee of the Company of any other enterprise for which he acts in such capacity, at the Company's request. Mr. Schneider has agreed that while employed by the Company and for a period of two years following his resignation or discharge for cause he will not directly or indirectly work for or participate in the activities of any firm engaged in the manufacture or sale of products competing with the Company.

    On March 31, 1993 the Company and Mr. Schneider entered into a Stock Option Agreement pursuant to which the Company granted to Mr. Schneider nonstatutory stock options to purchase an aggregate of 175,000 shares of the Common Stock; 100,000 shares effective as of the Commencement Date at an exercise price of $2.50 per share (the "1993 Options") and 75,000 shares effective as of May 24, 1994 at an exercise price of $3.00 per share (the "1994 Options").
The fair market value of the Common Stock at the time of grant of the options was $3.75 per share. The 1993 Options are exercisable in increments of 25,000 shares on each of the first through the fourth anniversaries of the Commencement Date. The 1994 Options are exercisable in increments of 25,000 shares on each of the second through the fourth anniversaries of the Commencement Date.

Compensation Committee Report on Executive Compensation

    The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors concerning compensation plans for the Company generally and the specific forms and levels of compensation for executive officers of the Company. The Compensation Committee, which is comprised of three members, each of whom is a non-employee director, makes the following report on executive compensation:

    Compensation Philosophy

    The executive compensation policies established by the Board of Directors are intended to provide compensation to the Company's executive officers at competitive levels in order to attract and retain qualified executive officers, to reward executive officers based on the Company's annual and long-term performance, and to thereby enhance shareholder value. The Compensation Committee views stock-based awards as an important means of linking compensation to corporate performance and providing executive officers with an added incentive to enhance shareholder value.

    The Company will not be affected for the 1995 tax year by the limitation on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, and it is not presently anticipated that Section 162(m) will affect the Company's compensation deductions in future years.
The Compensation Committee intends to review this issue periodically.

    Elements of Executive Compensation

    Compensation of the Company's executive officers currently consists of the following elements: base salary, cash payments under the Trion, Inc. Management Incentive Plan as adopted for a particular year (the "Management Incentive Plan"), and stock option awards, including awards under the 1995 Option Plan.


    Base Salary. As to all executive officers other than the Chief Executive Officer, the Compensation Committee establishes base salaries primarily on the basis of the Chief Executive Officer's recommendations. The Chief Executive Officer's approach to determining recommended base salary for a new executive officer includes consideration of responsibilities of the position, the candidate's experience, skills and expertise, prior accomplishments, current compensation, competitive salary data including various national reports and surveys and cost of living comparisons of new location versus old location.
In order to ensure that a new officer's base salary bears a reasonable relation to the base salaries paid to others, the compensation levels of existing executive officers are also considered. The primary factors influencing the Chief Executive Officer's annual recommended changes in base salaries for existing executive officers are his personal evaluation of individual performances for the prior year including attainment of personal objectives and goals, attainment of Company performance goals, the Company's salary structure, competitive salary data including various national reports and surveys and the prior year's national percentage increase in the cost of living.

    Management Incentive Plan. Each year a Management Incentive Plan is adopted by the Board of Directors to provide executive officers and key management employees with cash compensation commensurate with the level of attainment of certain performance goals. Target amounts payable under the Management Incentive Plan to individual executives are determined at the discretion of the Board of Directors and amounts earned, if any, are paid annually early in the succeeding year. Target incentive amounts are earned if certain pre-established Company and individual performance goals are achieved. The structure and elements of each year's Management Incentive
Plan historically have been similar from year to year. Company goals under the Management Incentive Plan for 1995 were comprised of targeted amounts of net sales (40%) and operating income (60%). Individual performance goals are established by the executive officer to whom the individual reports, after consultation with the individual.

    The target amounts which may be earned by individual executive officers if performance goals are achieved are set at a specified percentage of base salary. The target percentages for 1995 for executive officers other than the Chief Executive Officer ranged from 35% to 50% of base salary and were set by the Board of Directors based on the Chief Executive Officer's recommendations.
The target percentage for the Chief Executive Officer was set at 50% for 1995 by the Board of Directors.

    Incentive compensation can be earned at levels below and above the targeted percentages of base salary, with the minimum and maximum amounts for 1995 being 0% and 150% of each individual's target percentage. Threshold and maximum Company performance criteria are established in addition to the target performance criteria, and actual percentages of base salary earned are determined by proration based on the level of achievement within the range between the threshold and maximum performance criteria. No payments are made if the threshold criteria are not met.

    Options. The grant of stock options is intended to provide long-term performance-based compensation to executive officers of the Company. Options also are intended to provide executive officers with an additional incentive to increase and promote shareholder value.

    For incentive stock option grants in 1995, the Chief Executive Officer recommended, and the Compensation Committee approved, a determination based for each individual on the total of his 1994 base salary and incentive compensation earned under the 1994 Management Incentive Plan. Each executive officer's grant amount expressed in dollar terms was 20% of his total earned compensation for 1994, and the number of options granted was equal to the dollar amount of the grant divided by the price of the Common Stock on the first trading day of 1994 ($5.00). The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

    The Board of Directors has generally granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and all options granted in 1995 were incentive stock options. The Compensation Committee also from time to time recommends that the Board of Directors award, in its discretion, non-statutory stock options to executive officers, particularly where a one-time grant involving a significant number of shares is considered appropriate in connection with the recruitment of a new executive to the Company, such as the options granted to the Company's Chief Executive Officer in 1993 as described under the caption "Compensation Agreements."

    Compensation of Chief Executive Officer

    In light of the Company's 1995 performance, including the consummation during the year of a strategic acquisition, and Mr. Schneider's key role in those accomplishments, Mr. Schneider's Employment Agreement was amended and restated during 1995 to provide for certain obligations on the part of the Company in the event of his discharge without cause or resignation under specified circumstances. Mr. Schneider's Employment Agreement as currently in effect and related Stock Option Agreement are described under the caption "Compensation Agreements."

    As is the case for each of the Company's executive officers, Mr. Schneider's compensation currently includes three primary components: base salary, cash payments under the Management Incentive Plan and stock option awards. Mr. Schneider's base salary was increased effective January 1, 1996, reflecting the Company's and Mr. Schneider's performances since October 1994. His target bonus under the 1995 Management Incentive Plan was 50% of base salary, to be based 100% on Company performance. Targeted Company performance goals established for 1995 at the end of 1994 were weighted 40% to net sales and 60% to operating income. 87.4% of the Company's weighted performance goals were achieved, resulting in Mr. Schneider being awarded 23.9% of base salary as incentive compensation under the 1995 Management Incentive Plan. The grant to Mr. Schneider in January 1995 of options to purchase 9,248 shares of Common Stock at an exercise price of $4.8125 per share was determined pursuant to the formula described above under "Elements of Executive Compensation - Options", based on his total 1994 earned cash compensation.

    Edwin V. Clarke, Jr., Chairman
    Joseph W. Deering
    James E. Heins

Compensation Committee Interlocks and Insider Participation

    The Securities and Exchange Commission's rules require that proxy statements include certain information about "insider" participation on compensation committees and about specified kinds of "interlocking" relationships between the compensation committees of different companies, under the foregoing caption.

    Edwin V. Clarke, Jr., Chairman of the Board of the Company until April 19, 1994, served as Chairman of the Company's compensation committee during fiscal 1995. Mr. Clarke, who will be retiring as a director of the Company, is not and has at no time in the past been an employee of the Company.


                           CORPORATE PERFORMANCE

    The following table represents a performance comparison of cumulative total returns on the Company's Common Stock compared to the NASDAQ Market (U.S. companies) and to NASDAQ Non-Financial Stocks for the period of five years ended December 31, 1995.

    The Company has chosen the latter index because it cannot reasonably identify a peer group or specific industry index for comparison purposes. Most of the Company's competitors are minor components of large enterprises or are privately held.

"  Date  "  " Company"  " Market" " Market" "   Peer" "Peer "
"        "  " Index  "  " Index " " Count " "  Index" "Count"
"12/31/90",   100.000,   100.000,    3970,   100.000,   3198
"01/31/91",   116.667,   111.085,    3937,   112.207,   3175
"02/28/91",    94.444,   121.770,    3923,   122.661,   3164
"03/28/91",   138.889,   129.918,    3910,   131.362,   3147
"04/30/91",   133.333,   130.741,    3872,   130.778,   3111
"05/31/91",   166.667,   136.742,    3871,   137.141,   3123
"06/28/91",   122.222,   128.414,    3894,   127.604,   3143
"07/31/91",   144.444,   136.016,    3892,   135.229,   3141
"08/30/91",   161.111,   142.778,    3906,   141.717,   3154
"09/30/91",   172.222,   143.303,    3910,   143.261,   3162
"10/31/91",   166.667,   148.057,    3922,   148.243,   3172
"11/29/91",   177.778,   143.093,    3934,   142.779,   3183
"12/31/91",   150.000,   160.564,    3942,   160.983,   3195
"01/31/92",   150.000,   169.953,    3953,   170.876,   3210
"02/28/92",   161.111,   173.805,    3957,   173.857,   3213
"03/31/92",   166.667,   165.601,    3969,   163.523,   3235
"04/30/92",   155.556,   158.500,    3968,   153.500,   3240
"05/29/92",   155.556,   160.559,    3956,   154.479,   3226
"06/30/92",   138.889,   154.282,    3934,   146.859,   3205
"07/31/92",   138.889,   159.746,    3898,   151.448,   3172
"08/31/92",   127.778,   154.865,    3880,   146.199,   3160
"09/30/92",   111.111,   160.622,    3878,   151.526,   3165
"10/30/92",   105.556,   166.948,    3890,   157.678,   3184
"11/30/92",   155.555,   180.230,    3906,   170.886,   3203
"12/31/92",   138.889,   186.866,    3930,   176.089,   3232
"01/29/93",   144.444,   192.185,    3918,   180.822,   3224
"02/26/93",   125.000,   185.016,    3949,   171.773,   3256
"03/31/93",   161.111,   190.371,    3973,   176.418,   3289
"04/30/93",   172.222,   182.247,    4007,   169.134,   3316
"05/28/93",   172.222,   193.134,    4035,   182.818,   3340
"06/30/93",   188.889,   194.026,    4072,   183.010,   3371
"07/30/93",   222.222,   194.256,    4104,   181.457,   3401
"08/31/93",   216.667,   204.297,    4139,   192.088,   3439
"09/30/93",   200.000,   210.382,    4175,   197.308,   3475
"10/29/93",   227.778,   215.110,    4223,   203.482,   3507
"11/30/93",   227.778,   208.695,    4306,   197.505,   3583
"12/31/93",   222.222,   214.511,    4378,   203.323,   3649
"01/31/94",   277.778,   221.022,    4402,   210.148,   3667
"02/28/94",   244.444,   218.957,    4441,   207.974,   3711
"03/31/94",   283.333,   205.488,    4493,   193.570,   3762
"04/29/94",   261.111,   202.821,    4522,   189.121,   3784
"05/31/94",   261.111,   203.317,    4561,   187.663,   3819
"06/30/94",   255.555,   195.885,    4574,   178.503,   3833
"07/29/94",   227.778,   199.907,    4592,   183.191,   3848
"08/31/94",   244.444,   212.649,    4609,   195.678,   3860
"09/30/94",   244.444,   212.104,    4611,   196.203,   3863
"10/31/94",   255.556,   216.271,    4634,   201.917,   3876
"11/30/94",   238.889,   209.096,    4650,   195.393,   3897
"12/30/94",   205.556,   209.686,    4655,   194.855,   3906
"01/31/95",   222.222,   210.786,    4644,   194.325,   3910
"02/28/95",   278.744,   221.922,    4647,   204.493,   3917
"03/31/95",   270.382,   228.493,    4642,   210.889,   3919
"04/28/95",   262.019,   235.677,    4653,   217.479,   3924
"05/31/95",   268.505,   241.778,    4650,   222.668,   3930
"06/30/95",   262.911,   261.361,    4667,   242.292,   3953
"07/31/95",   246.130,   280.535,    4686,   260.014,   3966
"08/31/95",   280.588,   286.237,    4709,   263.117,   3979
"09/29/95",   280.588,   292.820,    4705,   270.596,   3978
"10/31/95",   258.141,   290.996,    4741,   267.060,   4010
"11/30/95",   231.026,   297.839,    4773,   271.252,   4039
"12/29/95",   231.026,   296.304,    4812,   267.923,   4089

                             SERVICE AGREEMENT

    On July 30, 1992, Hugh E. Carr, a director of the Company, resigned his position as Chairman and Chief Executive Officer of the Company. In an agreement dated October 30, 1992 between the Company and Mr. Carr, Mr. Carr agreed to remain available to render consulting services to the Company through September 30, 1997. It was also agreed that during this period Mr. Carr would not have any financial interest in or make his services available to any person or entity engaged in any business activity competing with the Company. The Company agreed to compensate Mr. Carr in the amount of $12,500 per month and that he will be entitled to participate in all employee benefit plans in which he previously participated, including the 1985 Option Plan. The agreement also provided, among other things, for the regrant of a stock option held by Mr. Carr and scheduled to expire December 10, 1992 covering 30,000 shares of Common Stock, with the exercise price to be set at market value on the date of regrant ($3.75 per share).

    Upon retirement on October 1, 1997, Mr. Carr will be entitled to receive a monthly pension supplement from the Company until his death sufficient to bring his gross annual retirement benefits to $81,000. In determining the amount of the supplement to be paid by the Company there will be deducted the amount of primary benefit to which Mr. Carr is entitled under the federal social security laws then in effect and his gross retirement benefit under the Company's pension plan. It is estimated that the supplement will be approximately $3,000 annually.

                           INDEPENDENT AUDITORS

    The independent auditors selected by the Company for the current fiscal year and the fiscal year ended December 31, 1995, are Ernst & Young LLP, Raleigh, North Carolina, representatives of which will be present at the Annual
Meeting with the opportunity to make a statement if they desire to do so.
They will be available to respond to appropriate questions at that time.

               SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Any proposal of shareholders intended to be presented for consideration at the 1997 Annual Meeting must be received no later than November 13, 1996, by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to the 1997 Annual Meeting.

                               OTHER MATTERS

    The solicitation of Proxies is made on behalf of the Board of Directors of the Company and the cost thereof will be borne by the Company. In addition to soliciting Proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit Proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    All Proxies received pursuant to this solicitation will be voted as directed and, if no direction is given, will be voted FOR all nominees named herein.
Such Proxies will be voted in the discretion of the Proxies on any other matter properly presented at the meeting. Shareholders who execute Proxies may revoke them by giving notice in writing to the Secretary of the Company at the principal executive office of the Company, which notice must be received before the Proxies are voted.

                                        By Order of the Board of Directors,

March 13, 1996                                          C. J. Monsma
                                                         Secretary

                         1996 ANNUAL MEETING PROXY CARD

-------------------------------------------------------------------------------
PROXY

                                 TRION, INC.
                                P.O. Box 760
                           Sanford, NC  27331-0760
          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Seddon Goode, Jr. and Samuel J. Wornom III, and each of them, Proxies with power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Trion, Inc. held of record by the undersigned at the close of business on March 1, 1996, at the Annual Meeting of Shareholders to be held on April 16, 1996, at 10:00 A.M. (local time) at the Dennis A. Wicker Civic Center and any adjournments thereof.

1.  ELECTION OF DIRECTORS

    ____ FOR election as Directors of the following nominees identified in the Proxy Statement: James E. Heins and Steven L. Schneider.

    ____  WITHHOLD AUTHORITY to vote for all nominees.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided: ___________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
______________________________________________________________________________

    ____ The undersigned desires to elect voting confidentiality, to the extent applicable under the Trion, Inc. By-laws.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IDENTIFIED IN PROPOSAL 1.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name be President or other authorized officer. If a partnership, please sign in partnership name be authorized person.

                                     Dated: ______________________, 1996


                                     ___________________________________
                                                  Signature


                                     ___________________________________
                                                  Signature

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                           ENCLOSED ENVELOPE.
______________________________________________________________________________